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                                                                    EXHIBIT 99.1



                                                                            News



SUNTRUST
Contact:          Mike McCoy
                  (404) 588-7230

For Immediate Release
April 20, 2004

  JEFFREY CROWE AND ROBERT M. BEALL, II JOIN THE BOARD OF SUNTRUST BANKS, INC.

ATLANTA - SunTrust Banks, Inc., Chairman, President and Chief Executive Officer
L. Phillip Humann announced today that Jeffrey C. Crowe and Robert M. Beall, II have been elected to SunTrust's Board of Directors.

         "We welcome Mr. Crowe and Mr. Beall to the SunTrust Board and look forward to benefiting from the unique and valuable perspectives they can bring to our organization," said Mr. Humann at today's annual meeting of SunTrust shareholders. "We also appreciate the dedication and long-time service of three directors -- Summerfield K. Johnston, Jr., R. Randall Rollins and James B. Williams - who, having reached mandatory retirement age, are retiring today."

         Mr. Johnston served as a director for the past 7 years, Mr. Rollins has served as a director for the past 9 years and Mr. Williams has served as a director for the past 20 years.

         Mr. Crowe is chairman and chief executive officer of Jacksonville, Fla.-based Landstar System, Inc. Landstar System, Inc., and its affiliates provide transportation services to customers throughout North America. He is also chairman of the U.S. Chamber of Commerce and serves on the boards of directors of Silgan Corporation. He is a member of the board of trustees for the United Way of Northeast Florida and served as chairman of the board of the National Defense Transportation Association until October 2003.

         Since 1994, Mr. Beall has served as chairman and chief executive officer of Beall's, Inc., the privately held parent company of Beall's Department Stores, Inc., Beall's Outlet Stores, Inc. and Burke's Outlet stores. Through its subsidiaries, Beall's, Inc. operates more than 375 retail stores located from Florida to California. Mr. Beall also serves on the board of directors of FPL Group, Blue Cross/Blue Shield of Florida, the Florida Council of 100, and the National Retail Federation. He is a past chairman of the Florida Chamber of Commerce.


                                     -more-
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         SunTrust Banks, Inc., headquartered in Atlanta, Georgia, is one of the nation's largest commercial banking organizations. As of March 31, 2004 SunTrust had total assets of $125.2 billion and total deposits of $80.9 billion. The company operates through an extensive distribution network primarily in Florida, Georgia, Maryland, Tennessee, Virginia and the District of Columbia and also serves customers in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the company provides credit cards, mortgage banking, insurance, brokerage and capital markets services. SunTrust's Internet address is www.suntrust.com.

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